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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FIRSTFED FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FIRSTFED FINANCIAL CORP.

12555 West Jefferson Boulevard

Los Angeles, California 90066

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 30, 2008

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of FirstFed Financial Corp. will be held at its Corporate Headquarters, located at 12555 West Jefferson Boulevard, Los Angeles, California 90066, on April 30, 2008 at 11:00 a.m., local time, for the following purposes:

(1)	To elect three directors to hold office for a three-year term ending at the 2011 annual meeting of stockholders and until their successors are duly elected and qualified.

(2)	To ratify the appointment of Grant Thornton LLP as independent auditors for 2008.

(3)	To transact such other business as may properly be brought before the annual meeting or any adjournment or postponement thereof.

Your board of directors urges stockholders to vote FOR Items 1 and 2.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on March 5, 2008 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 30, 2008: This Notice of 2008 Annual Meeting of Stockholders and the accompanying Proxy Statement (including a sample proxy card) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 may be viewed, printed and downloaded from the Internet at www.firstfedca.com/2008Proxy and www.firstfedca.com/2007AnnualReport, respectively.

If you receive more than one proxy in separate mailings, your shares are registered differently in more than one account. All proxy cards received by you should be signed and mailed to ensure that all of your shares are voted.

By Order of the Board of Directors

Gregg D. Josephson
Corporate Secretary

Los Angeles, California

March 20, 2008

IMPORTANT

Whether or not you expect to attend the annual meeting in person, we urge you to vote your proxy at your earliest convenience by mail using the enclosed postage-paid reply envelope. This will ensure the presence of a quorum at the annual meeting and will save us the expense of additional solicitation. Sending in your proxy will not prevent you from voting your shares at the annual meeting if you desire to do so. You may revoke your proxy at any time before it is exercised by filing a written revocation or a duly executed proxy bearing a later date with our Corporate Secretary or by attending the annual meeting and voting in person. If your shares are held in the name of a brokerage firm or nominee, you will need additional documentation from your record holder in order to vote personally at the annual meeting.

FIRSTFED FINANCIAL CORP.

12555 West Jefferson Boulevard

Los Angeles, California 90066

PROXY STATEMENT

For the 2008 Annual Meeting of Stockholders

To Be Held on April 30, 2008

INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING.

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of FirstFed Financial Corp. for use at the annual meeting of stockholders to be held on April 30, 2008, and at any adjournment or postponement thereof. The approximate date of mailing of the notice, proxy statement and form of proxy for the meeting is March 20, 2008.

Only those stockholders of record at the close of business on March 5, 2008 will be entitled to vote at the annual meeting. We had a total of 13,676,553 shares of common stock outstanding at that date. Stockholders will be entitled to one vote for each share of common stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated by the stockholders giving such proxies. If no contrary instructions are given, proxies received will be voted in favor of the election of the three director nominees named in this proxy statement and in favor of the other proposals described herein. Abstentions and broker non-votes are counted for purposes of determining whether a quorum of stockholders is present at the annual meeting but are not considered as having voted for purposes of determining the outcome of a vote. Proxies solicited hereby may be voted for adjournment or postponement of the annual meeting (whether or not a quorum is present for the transaction of business) in order to permit further solicitation of proxies if the board of directors determines that such adjournment or postponement would be advisable in order to obtain sufficient votes for approval of the matters to be voted upon at the annual meeting.

If you are a participant in the First Federal Bank of California Employee Stock Ownership Plan and Trust (ESOP), you may direct the trustee or plan administrator how to vote the number of shares allocated to your account. The proxy card indicates any common stock allocated to your ESOP account.

The board of directors does not know of any other business to be presented for action at the annual meeting. If any other business is properly presented at the annual meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named in such proxies. A stockholder proxy may be revoked at any time before it is voted at the annual meeting by giving written notice of such revocation to our Corporate Secretary (which notice may be given by the filing of a duly executed proxy bearing a later date) at the address set forth above or by attending the annual meeting and voting in person.

The costs of this proxy solicitation will be paid by us. We have retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $8,500 and reimbursement of reasonable out-of-pocket expenses. To the extent necessary, proxies may also be solicited by our officers and other employees in person, by telephone, or through other forms of communication. Our personnel who participate in this solicitation will not receive any additional compensation for such solicitation. We will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of those shares and will reimburse such record holders for their reasonable out-of-pocket expenses incurred in doing so.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The information set forth below is based upon filings as of March 4, 2008 made by the listed entity with the Securities and Exchange Commission (SEC). Except as set forth below, no person is known to us to own beneficially more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,028,411	(1)	14.87%

Findim Group S.A. 16 Rue Erasme L1468 Luxembourg	1,366,654	(2)	9.99%

Dorset Management Corporation David M. Knott 485 Underhill Boulevard, Suite 205 Syosset, New York 11791	1,224,925	(3)	8.98%

FMR, LLC Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	1,055,800	(4)	7.74%

Putnam, L.L.C. d/b/a Putnam Investments 1 Post Office Square Boston, MA 02109	1,041,980	(5)	7.64%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	943,646	(6)	6.92%

Citadel Investment Group, LLC Citadel Investment Group II, LLC 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603	853,107	(7)	6.26%

Samlyn Capital, LLC Robert Pohly 527 Madison Avenue, 17th Floor New York, NY 10022	784,650	(8)	5.75%

Blackstone Kailix Advisors L.L.C. Blackstone L/S Advisors L.L.C. 345 Park Avenue New York, NY 101	735,000	(9)	5.39%

1.	According to a filing on Schedule 13G/A with the SEC dated February 14, 2008, Wellington Management Company, LLP (“Wellington”) holds shared voting power over 1,339,001 shares and shared dispositive power over 2,028,411 shares. Wellington may be deemed to be the beneficial owner of the shares held by it as an investment advisor in accordance with the rules of the SEC.

1.	According to a filing on Schedule 13G/A with the SEC dated February 14, 2008, Dorset Management Corporation indicated that it has sole dispositive power over 1,189,400 shares, shared dispositive power over 35,525, sole voting power over 1,122,700 shares and shared voting power over 90,525, including an account for David M. Knott, as President of Dorset Management Corporation, who may be deemed to control such entity and therefore be deemed to be the beneficial owner of such shares.
2.	According to a filing on Schedule 13D/A with the SEC dated February 29, 2008, Findim Group S.A. holds sole voting and dispositive power over 1,366,654 shares.
3.	According to a filing on Schedule 13G/A with the SEC dated February 14, 2008, Dorset Management Corporation indicated that it has sole dispositive power over 1,189,400 shares, shared dispositive power over 35,525, sole voting power over 1,122,700 shares and shared voting power over 90,525, including an account for David M. Knott, as President of Dorset Management Corporation, who may be deemed to control such entity and therefore be deemed to be the beneficial owner of such shares.
4.	According to a filing on Schedule 13D/A with the SEC dated February 28, 2008, Findim Group S.A. holds sole voting and dispositive power over 1,207,329 shares.
5.	According to a filing on Schedule 13G with the SEC dated February 14, 2008, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 973,500 shares. Pyramis Global Advisors Trust Company ("Pyramis"), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 81,800 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 973,500 shares owned by the Funds. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis, have sole power to dispose of the 81,800 shares managed by Pyramis.
6.	According to a filing on Schedule 13G/A with the SEC dated January 17, 2008, Putnam, LLC d/b/a Putnam Investments (“Putnam”), as holding company for Putnam Investment Management, LLC and The Putnam Advisory Company, LLC (each a subsidiary of Putnam), indicated that it has shared voting power over 125,040 shares and shared dispositive power over 1,041,980 shares. The filing indicates that Putnam Investment Management, LLC has shared voting power over 17,367 shares and shared dispositive power over 268,877 shares; The Putnam Advisory Company, LLC, a subsidiary of Putnam, has shared voting power over 107,673 shares and shared dispositive power over 773,103 shares. According to the filing, both Putnam subsidiaries are registered investment advisors who hold securities beneficially owned by clients of such firms. The filers may be deemed to control such entities and therefore be deemed to be the beneficial owner of such shares.
7.	According to a filing on Schedule 13G with the SEC dated February 14, 2008, The Vanguard Group, Inc. indicated that it has sole dispositive power over 943,646 shares and sole voting power over 18,324 shares.
8.	According to a filing on Schedule 13G with the SEC dated January 11, 2008, Citadel Investment Group, LLC, Citadel Investment Group II, LLC, Citadel Limited Partnership, Kenneth Griffin, Citadel Holdings I LP, Citadel Holdings II LP, Citadel Advisors LLC, Citadel Equity Fund Ltd., Citadel Derivatives Group LLC and Citadel Derivatives Trading Ltd. have shared voting and dispositive power over 853,107 shares.
9.	According to a filing on Schedule 13G with the SEC dated January 2, 2008, Samlyn Capital, LLC and Robert Pohly have shared voting and dispositive power over 784,650 shares.
10.	According to a filing on Schedule 13G with the SEC dated February 14, 2008, Blackstone Kailix Advisors L.L.C. indicated that it, Blackstone L/S Advisors L.L.C. and Manish Mittal have sole dispositive and voting power over 735,000 shares, and that Peter G. Peterson and Stephen A. Schwarzman have shared dispositive and voting power over 735,000 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of February 15, 2008, information concerning the beneficial ownership of shares of our common stock by (i) our directors, (ii) our Chief Executive Officer (CEO), (iii) the other executive officers named in the summary compensation table in this proxy statement, and (iv) all current directors and named executive officers as a group. The following summary is based on information furnished by the directors and officers. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the shares indicated and the address of each person is c/o FirstFed Financial Corp., 12555 West Jefferson Boulevard, Los Angeles, California 90066. As of February 15, 2008, there were 13,676,553 shares of our stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Gisselle Acevedo	1,670	*
David W. Anderson (2)	3,422	*
Brian E. Argrett	2,570	*
Jesse Casso, Jr.(3)	16,570	*
James P. Giraldin (4)	103,592	*
Douglas J. Goddard (5)	43,480	*
Christopher M. Harding (6)	34,797	*
Babette E. Heimbuch (7)	509,621	3.73%
Shannon Millard (8)	61,135	*
William G. Ouchi (9)	88,903	*
William P. Rutledge (10)	44,670	*
Steven L. Soboroff (11)	11,125	*

All directors and executive officers as a group (12 persons)	921,555	6.74%

*	Less than 1%
(1)	The number of shares shown for each person includes shares, if any, held beneficially or of record by the person's spouse; voting and investment power of the shares indicated may also be shared by spouses. Includes, with respect to each of the named executive officers and all executive officers as a group, shares held through the First Federal Bank of California employee stock ownership plan and trust. ESOP contributions for 2007 are estimated and do not reflect pending forfeiture allocations and other adjustments. Includes, with respect to each nonemployee director, 2,120 shares of restricted stock which are subject to vesting requirements.
(2)	Includes 2,400 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 15, 2008.
(3)	Includes 12,000 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 15, 2008.
(4)	Includes 49,586 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 15, 2008.
(5)	Includes 26,544 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 15, 2008.
(6)	Includes 24,000 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 15, 2008.
(7)	Includes 98,874 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 15, 2008.
(8)	Includes 23,655 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 15, 2008.
(9)	Includes 32,000 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 15, 2008.
(10)	Includes 32,000 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 15, 2008
(11)	Includes 4,000 shares that are related to options that are currently exercisable, or exercisable within 60 days of February 15, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides that our board of directors shall consist of not less than seven and not more than fifteen directors unless a greater number is fixed by the board of directors, that the directors shall be divided into three staggered classes as nearly equal in number as possible, that each class of directors shall be elected for a term of three years and that one class of directors shall be elected annually. The class of directors scheduled to be elected at the annual meeting is composed of three directors who will be elected to serve a three year term ending at the 2011 annual meeting of stockholders and until their successors are duly elected and qualified. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected.

Set forth below are the names of the persons nominated by the board of directors for election as directors at the annual meeting, as well as all other directors, together with their ages, principal occupations and business experience during the last five years, present directorships and the year each first became a director of our bank subsidiary, First Federal Bank of California (the “Bank”), and of our Company. All of the nominees are presently directors. If any nominee should be unable to serve as a director, the person or persons voting the proxies solicited hereby will select another nominee in his place. Each nominee has indicated his willingness to serve if elected and we have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE FOR NOMINEES

BRIAN E. ARGRETT, WILLIAM G. OUCHI AND WILLIAM P. RUTLEDGE

Nominees for Election	Age	Position Held With Company	First Became Director (1)	Term to Expire (2)
Brian E. Argrett	44	Director	2006	2011
William G. Ouchi	64	Director	1995	2011
William P. Rutledge	66	Director	1995	2011

Continuing Directors
Gisselle Acevedo (3)	50	Director	2007	2010
Jesse Casso, Jr.	52	Director	2003	2009
James P. Giraldin	55	Director, President, Chief Operating Officer	2002	2010
Christopher M. Harding	55	Director	1984	2009
Babette E. Heimbuch	60	Director, Chairman of the Board, Chief Executive Officer	1986	2010
Steven L. Soboroff	59	Director	1991	2009

(1)	The date given is the earlier of the date the director became a director of FirstFed Financial Corp. or our bank subsidiary, First Federal Bank of California.
(2)	For nominees for election, year listed is year term expires if re-elected as a director at the annual meeting.
(3)	Ms. Acevedo was elected on May 24, 2007 by the board to serve for a term expiring in 2010.

Gisselle Acevedo is the President and Chief Executive Officer of Para Los Niños. Prior to joining Para Los Niños in June 2006, Ms. Acevedo served as President and General Manager of the Los Angeles edition of Hoy, Vice President of Public Affairs of the Los Angeles Times and President of the Los Angeles Times Foundation. Ms. Acevedo has also served as Executive Director of Corporate Communications and Public Affairs for AT&T Broadband and as Director of Government Relations and Public Affairs for the Metropolitan Transit Authority. Ms. Acevedo serves on the board of directors of The John F. Kennedy School of Government, Women’s Leadership Board, The Executive Service Corp. of Southern California, Farmers Insurance Company and Health Net. Ms. Acevedo became a director of the Bank and the Company in May 2007, having been appointed by the board.

Brian E. Argrett is the President and Chief Executive Officer of Fulcrum Capital Group, LLC. Prior to joining Fulcrum Capital Group in 1992, Mr. Argrett spent three years as a transactional attorney with the law firm of Pircher Nichols and Meeks in Los Angeles. Mr. Argrett also serves on the board of directors of Senor Snacks

Holdings, Rhinotek Computer Products, National Association of Investment Companies (NAIC) and Arts Transportation, LLC. Mr. Argrett became a director in 2006, having been appointed to fill a vacancy on the board left by the retirement of Charles Smith.

Jesse Casso, Jr. is the Managing Partner of Casmar Capital Partners, LLC. He was a Managing Director of Investment Banking at Merrill Lynch from 1996-2003. Prior to that he was an investment banker with Goldman, Sachs & Co. Mr. Casso serves on the board of directors of Entravision Communications Corporation, The California Endowment and is the Chairman of Camino Real Foods, Inc. Mr. Casso became a director in 2003.

James P. Giraldin joined us in 1992 as Executive Vice President/Chief Financial Officer. Prior to joining us, Mr. Giraldin was Chief Executive Officer of Irvine City Bank for five years. He previously served as Chief Financial Officer for two other savings and loan associations and was a certified public accountant with KPMG LLP. Mr. Giraldin was appointed as our Chief Operating Officer (COO) and Senior Executive Vice President of the Bank and the Company in 1997. Mr. Giraldin was appointed as our President in April 2002. Mr. Giraldin also became a director in 2002. Mr. Giraldin serves as Vice Chairman of the board of directors of the Federal Home Loan Bank of San Francisco and is on the Executive Board of the Boys and Girls Clubs of Santa Monica.

Christopher M. Harding is a partner in the law firm of Harding Larmore Mullen Jakle Kutcher & Kozal, LLP. He is active in numerous civic and youth-serving organizations including the Santa Monica Chamber of Commerce, the Santa Monica Youth Athletic Foundation, Upward Bound House, Santa Monica Basketball Club, Community for Excellent Public Schools and the Boys & Girls Clubs of Santa Monica. He has served as a director of the Bank since 1984, and of the Company since 1987.

Babette E. Heimbuch has been Chairman of our board of directors since April 2002. Ms. Heimbuch has served as Chief Executive Officer since January 1997 and was Chief Operating Officer from 1989 to 1997. She joined us in 1982 as Senior Vice President, Chief Financial Officer. She was appointed Executive Vice President in 1985, and was elected a director of our bank subsidiary in 1986. In 1987, she was appointed Senior Executive Vice President and was elected a director of the Company. Prior to joining us, Ms. Heimbuch was employed by the accounting firm of KPMG LLP serving as the Audit Manager assigned to us. Ms. Heimbuch serves on the board of Scope Industries and the Los Angeles World Affairs Counsel. Ms. Heimbuch is also on the Board of Advisors of the Santa Monica-UCLA Medical Center.

William G. Ouchi is the Sanford and Betty Sigoloff Distinguished Professor in Corporate Renewal for the UCLA Anderson School of Management. In 1993, Dr. Ouchi was appointed to serve as special policy advisor to Los Angeles Mayor Richard J. Riordan, and from 1994 to 1995 was Mayor Riordan's Chief of Staff. Dr. Ouchi has written numerous books and articles on business management and organization. Dr. Ouchi serves on the board of The Alliance for College-Ready Public Schools and the Conrad N. Hilton Foundation. Dr. Ouchi also serves on the board of AECOM, The California Heart Center Foundation, The Japanese American National Museum, and Sempra Energy Corp. He is also the Chairman of Independent Citizens for California’s Children. Dr. Ouchi became a director in 1995.

William P. Rutledge was, until his resignation in March 1997, President and Chief Executive Officer of Allegheny-Teledyne, Inc. He joined Teledyne in 1986. Mr. Rutledge serves on the boards of AECOM, Sempra Energy Corp., and Communications and Power Industries, Inc., is CEO of Aqua Naro Technologies, LLC and is a Trustee of The John Wayne Cancer Institute and Trustee Emeritus of Lafayette College. Mr. Rutledge became a director in 1995.

Steven L. Soboroff is President of Playa Vista, a real estate development corporation. He is Chairman of the board of the Weingart Foundation, Chairman Emeritus of Big Brothers and Big Sisters of Greater Los Angeles, Past President of the Recreation and Parks Commission for the City of Los Angeles and a former Senior Advisor to the Mayor of Los Angeles. Mr. Soboroff has been a director since 1991.

Corporate Governance.

The following are summaries of selected provisions of our corporate governance guidelines, which are available in their entirety at our website (www.firstfedca.com).

Director Independence. In accordance with our corporate governance guidelines, which are consistent with the applicable rules of the New York Stock Exchange (NYSE) and federal securities laws, we have established categories of immaterial relationships that are deemed not to have any bearing on a director’s independence. The corporate governance guidelines provide that no director will be considered non-independent solely as a result of any of the following relationships:

(i) if currently or at any time during the preceding three years the director was an employee or executive officer of, or a member of his or her immediate family was an employee or an executive officer of, another company that makes payments to or receives payments from us for property or services in an amount which is less than $1 million and less than two percent (2%) of the annual consolidated gross revenues of the other company, determined for the most recent completed fiscal year;

(ii) if currently or at any time during the preceding three years the director or a member of his or her immediate family was a director of another company that makes payments to or receives payments from us for property or services in an amount which is less than the greater of $1 million and two percent (2%) of the annual consolidated gross revenues of the other company, determined for the most recent completed fiscal year;

(iii) if the director or a member of his or her immediate family is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of indebtedness either of them owes to the other is less than one percent (1%) of the total consolidated assets of the other company;

(iv) if the director or a member of his or her immediate family serves as an officer, director or trustee of a tax exempt organization, and our discretionary contributions to the organization are no greater than the greater of $50,000 or one percent (1%) of that organization's total annual consolidated gross revenues (determined for the most recent completed fiscal year);

(v) if the director or a member of his or her immediate family serves as a non-employee director of another company (and has not been determined by such other company to be non-independent), on whose board one or more of our other directors sit as non-employee directors;

(vi) if the director or a member of his or her immediate family maintains one or more deposit accounts with us, provided that there is no obligation or requirement to maintain the existence of such accounts and such accounts exist on terms and conditions that are no more favorable than those offered to the general public; or

(vii) if the director or a member of his or her immediate family maintains one or more loans with us, provided that there is no obligation or requirement to maintain the existence of such loans and such loans are made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, except for the interest rates and loan fees charged in accordance with our Employee Loan Benefit Program.

The board annually reviews all business, commercial and charitable relationships of the directors. Whether directors meet these categorical independence tests is reviewed annually. The board makes its determination of director independence public annually prior to director elections. We will explain in our annual proxy statement the basis for any determination by the board that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality set forth above.

These director independence guidelines are subject to future changes by the board, upon recommendation of the Governance & Nominating Committee, as it may find necessary or advisable for us to achieve our governance objectives or as required by law or pursuant to the rules and regulations of the NYSE and the SEC. The board has determined that all of its current directors, other than Ms. Heimbuch and Mr. Giraldin, have no relationships with us that are outside of the categorical standards and are therefore independent directors pursuant to the corporate governance guidelines. Ms. Heimbuch and Mr. Giraldin are not independent, as they are executive officers of our Company.

Board Meetings and Committees; Annual Meeting Attendance. We have standing Audit, Compensation and Governance & Nominating Committees. The board of directors has determined that each member of the Audit, Compensation and Governance & Nominating Committees meets the applicable laws and listing standards regarding “independence” and that each member is free of relationships that would interfere with the individual exercise of independent judgment.

Attendance at Meetings. During 2007, there were ten meetings of the board of directors. Each director attended at least 75% of the aggregate number of such meetings and of the meetings of the committees on which he or she served during the period during which he or she held a position on the board. We encourage all incumbent directors and director nominees to attend our annual meetings of stockholders. All board members attended our 2007 annual meeting of stockholders.

Meetings of Non-Management Directors. Our non-management directors meet separately on a regular basis, usually after each regular meeting of the board. The non-management directors each serve as presiding director of such meetings on a rotating basis.

Audit Committee. The Audit Committee currently consists of Messrs. Rutledge (Chair), Argrett, Casso and Ouchi, all of whom are independent directors. During 2007, the Audit Committee held four meetings. The board of directors has determined that all members of the Audit Committee satisfy the financial literacy requirements of the NYSE, and that Messrs. Casso, Rutledge and Argrett qualify as “audit committee financial experts” as defined by the rules of the SEC. The background of each of the members of the Audit Committee can be found in this proxy statement on pages 5-6. The board of directors has adopted a charter governing the duties and responsibilities of the Audit Committee. The Audit Committee Charter, which was amended on July 25, 2007, is available on our website (www.firstfedca.com), and is included as Appendix A to this proxy statement. Pursuant to its Charter, the functions performed by the Audit Committee include:

•	providing direct communication between the board of directors and our internal and external auditors;

•	monitoring the design and maintenance of our system of internal accounting controls;

•	selecting, evaluating, and, if necessary, replacing the external auditors;

•

reviewing of results of internal and external audits as to the reliability and integrity of financial and operating information and the systems established to monitor compliance with our policies, plans and procedures and with laws and regulations;

•	reviewing the relationships between us and the external auditors to determine the independence of the external auditors; and

•	preparing of the Audit Committee Report for inclusion in our proxy statement. The report of the Audit Committee can be found in this proxy statement on page 25.

Compensation Committee. The Compensation Committee, which held four meetings in 2007, currently consists of directors Harding (Chair), Acevedo, Argrett, Rutledge and Soboroff, all of whom are nonemployee directors. The Compensation Committee’s Charter is available on our website (www.firstfedca.com). This Committee administers our salary and other compensation programs. The Compensation Committee is responsible for recommending compensation levels for our individual senior executives. Each officer’s target goals are set at the beginning of each year by management and approved by the Compensation Committee. Our CEO and President make recommendations as to the other senior management officers’ compensation to the Compensation Committee. After consideration of management’s recommendations, the Compensation Committee makes its recommendations to the board of directors, which has final approval of the compensation packages (management directors Heimbuch and Giraldin do not participate in discussion or approval of their own compensation packages). The Compensation Committee also evaluates director compensation levels and forms of compensation from time to time, and makes recommendations for any changes to director compensation to the board of directors for consideration. Occasionally, the Compensation Committee and/or our management hire outside compensation consultants to advise them. The most recent such consultant engaged by us was Hewitt Associates, an independent human resources consulting firm. The Compensation Committee also prepares the Compensation Committee Report for inclusion in our proxy statement. The report of the Compensation Committee can be found in this proxy statement on page 18.

Compensation Committee Interlocks and Insider Participation. All members of the Compensation Committee during 2007 were independent directors, and none were our employees or former employees. During 2007, none of our executive officers served on the compensation committee or the board of directors of another for-profit company whose executive officer(s) served on our Compensation Committee or board of directors.

Governance & Nominating Committee. The Governance & Nominating Committee is comprised of directors Ouchi (Chair), Rutledge and Soboroff. The Governance & Nominating Committee held three meetings in 2007. The charter of this Committee, which was amended on July 25, 2007, is available on our website (www.firstfedca.com). The Governance & Nominating Committee is responsible for recommending governance guidelines; establishing a continuous process to help the board as a whole, as well as individual directors, become more valuable strategic assets; and identifying, evaluating and recommending director candidates, including candidates suggested by our stockholders (see “Stockolder Communications” below). The Governance & Nominating Committee periodically makes recommendations of qualified nominees for election to the board of directors. It identifies director candidates who are recommended by members of the board of directors, management, stockholders and others, which may include search firms. At a minimum, a board nominee is expected to have significant management or leadership experience which is relevant to our business, the absence of any conflicts of interest, as well as personal and professional integrity. The Committee does not assign specific weights to particular criteria and other than the general qualities described above, there are no specific qualities or skills that the Committee believes are necessary as a requirement for consideration for any prospective nominee. The Governance & Nominating Committee seeks to maintain a board that, as a whole, provides a mix of experience, knowledge and abilities to meet its current and future needs in order to fulfill its responsibilities. To achieve that mix, the Committee also considers the current composition and capabilities of the existing board, as well as additional skills and experience considered useful in light of our current and future needs. The Committee approved the nomination of the candidates reflected in Proposal 1, all of whom are directors standing for re-election. The Committee is authorized by its charter to engage its own advisors.

Stockholder Communications.

Election of Directors. Our board of directors has amended our corporate governance guidelines to provide that in an uncontested election (i.e., an election where the only nominees are those recommended by the board of directors), any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall promptly tender his or her resignation following certification of the stockholder vote. The Governance & Nominating Committee shall consider the resignation offer and recommend to the board whether to accept it. The board (other than the director who has tendered his or her resignation) will act on the Governance & Nominating Committee's recommendation within 90 days following certification of the stockholder vote. The board will promptly disclose its decision whether to accept the director's resignation offer (and the reasons for rejecting the resignation offer, if applicable).

Nominations for Directors. Our bylaws provide that only persons nominated in accordance with the procedures set forth in the bylaws shall be eligible for election as directors. Stockholder nominations must be made pursuant to written notice received by us not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting. The notice must state the nominee's name, age and address (business and residence), the nominee's principal occupation or employment, and the class and number of shares of our common stock beneficially owned by the nominee on the date of the notice. The required notice must also disclose certain information relating to the nominee which would be required to be disclosed in a proxy statement and in certain other filings under the federal securities laws. In addition, the stockholder making the nomination must disclose his or her name and address as they appear on our books, the name and principal business or residence address of any other record or beneficial stockholders known by the nominating stockholder to support such nominee, and the class and number of shares of our common stock beneficially owned by the nominating stockholder and any such supporting stockholders on the date of the notice.

The Governance & Nominating Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholder suggestions should be provided to the Committee in writing at least 120 days prior to the date of the next scheduled annual meeting. Stockholders should include in such communications the name and biographical data, and the number of shares of our common stock owned for both the proposed candidate and the individual making the proposal, as well as information regarding the relationship between the proposed candidate and the individual making the proposal. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, willingness to serve as a director should accompany any such recommendation. The Governance & Nominating Committee considers stockholder nominees for director in the same manner as nominees for director from other sources. Stockholders may send any recommendations for director nominees or other communications to the board of directors or any individual director at the following address. All communications received are reported to the board or the individual directors:

Board of Directors (or Governance & Nominating Committee or name of individual director)

c/o Corporate Secretary

FirstFed Financial Corp.

12555 West Jefferson Boulevard

Los Angeles, CA 90066

Attn: Stockholder - Board Communications

Transactions with Related Persons.

As a result of its regulation by the Office of Thrift Supervision, the Bank and its subsidiaries have written policies in place governing related party transactions. Furthermore, the Sarbanes-Oxley Act of 2002 generally prohibits loans by us to our executive officers and directors. However, this law contains a specific exemption from this prohibition for loans made by the Bank that are in compliance with federal banking regulations. Under these regulations, loans or extensions of credit to executive officers and directors must generally be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, unless the loan or extension of credit is made under a benefit program generally available to all other employees and does not give preference to any insider over any other employee. Additionally, such loans must not involve more than the normal risk of repayment or present other unfavorable features.

Employee Loan Benefit Program – Home Loans. In compliance with these regulations, our bank subsidiary makes loans and extensions of credit in the ordinary course of business to our executive officers, directors and employees. Home loans under the employee loan benefit program described below may be made at different rates than those offered to the general public; however, our bank subsidiary does not give preference to any director or officer over any other employee, and such loans do not involve more than the normal risk of repayment or present other unfavorable features. In addition, any loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, would be in excess of the greater of $25,000 or 5% of our bank subsidiary’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the board of directors of our bank subsidiary.

Directors, officers, and other employees of the Bank may obtain a loan under the employee loan benefit program, or ELBP. To qualify under the ELBP, all real estate and home equity credit line loans are required to be secured by the employee's residence. ELBP loans require ninety days of full-time employment with us. All ELBP loans are made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, except for the interest rates and loan fees charged. We have outstanding loans to directors Casso, Harding and Ouchi and to named executive officers Goddard and Millard in accordance with these policies.

ELBP real estate loans are written as adjustable mortgage loans (“AMLs”), and, for the first $650,000 of the loan amount, are modified while the person is employed by us as follows: for the first month of the loan, the rate is approximately equal to (but not less than) the Bank’s cost of funds during the month prior to the loan approval; thereafter, the interest rate adjusts monthly to a rate approximately equal to the Federal Home Loan Bank of San Francisco’s Eleventh District Cost of Funds.

Other Related Person Loans. Mr. Harding has a business line of credit with us in the maximum amount of $100,000. The loan was made (i) in the ordinary course of business, (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Mr. Harding does not participate in board discussions regarding review and renewals of this line of credit.

Other Corporate Governance Matters.

Our board of directors has adopted a Code of Ethical Conduct, which is available on our website (www.firstfedca.com), for all of our directors, officers and employees. The Code of Ethical Conduct requires that our directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our Company’s and our stockholders’ best interests. Under the Code of Ethical Conduct, directors, executive officers and employees are required to report any conduct that they believe, in good faith, to be an actual or apparent violation of the Code. In order to encourage compliance with the Code of Ethical Conduct, we have established procedures to receive, retain and treat complaints received regarding accounting, internal controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential or anonymous manner. Our Code of Ethical Conduct prohibits retaliation against anyone who reports actual or apparent violations of the Code. Amendments to, or waivers from, a provision of the Code of Ethical Conduct that apply to our directors or executive officers, including our Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions, may be made only by the independent directors of the board and will be promptly posted on our website.

Information Relating to Executive Officers.

Set forth below are the names and ages of our current executive officers, other than Ms. Heimbuch and Mr. Giraldin, together with the positions held by these persons.

Name	Age	Title
David W. Anderson	39	Executive Vice President/Chief Credit Officer
Douglas J. Goddard	55	Executive Vice President/Chief Financial Officer
Shannon Millard	45	Executive Vice President/President of Retail Banking

David W. Anderson joined us in July of 2004. Mr. Anderson was formerly with Unicon Financial Services, Inc. for twelve years, most recently as Partner. In that role, he provided consulting services in lending, credit and compliance programs for small and medium-sized financial institutions. During his last six months of employment with Unicon, Mr. Anderson served as acting Chief Credit Officer of Hawthorne Savings, where he was responsible for detailed loan reviews as well as establishment of credit and compliance programs.

Douglas J. Goddard joined us in April of 1997. Previously, Mr. Goddard served as Controller of California United Bank. He has held positions at Security Pacific Bank, Community Bank and KPMG LLP.

Shannon Millard joined us in 1992. In March 2007, Ms. Millard became the Bank’s Executive Vice President/President of Retail Banking. In January 2006, Ms. Millard became Executive Vice President/President of Real Estate Division. In November 2005, Ms. Millard became the Chief Lending Officer over both residential and income property lending. From May 2004 through November 2005, Ms. Millard served as the Executive Vice President of the Bank’s residential lending division. Ms. Millard was the Bank’s Executive Vice President/Chief Credit Officer from 1994 through May 2004. Ms. Millard was formerly with the Bank of California for six years, most recently as the Vice President in charge of Real Estate Services. Prior to that, Ms. Millard was with Sumitomo Bank.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. Our senior management is compensated in the form of base salary plus cash and equity incentive compensation. These components of compensation are designed to be attractive in comparison to similar employers, allowing us to attract, retain and motivate talented employees with a high level of professional stature and experience, as well as to align management’s interests with the interests of our stockholders. The process of determining the appropriate level of each component consists of establishing overall compensation for each senior manager, and allocating that compensation between currently paid compensation and long-term compensation, and between base salary and incentive compensation. At the senior executive level, incentive compensation is generally designed to reward company-wide performance through awards tied primarily to the level of earnings and return on equity, and with a greater allocation to long-term compensation relative to other officers. For other levels of management, generally, incentive compensation is designed to reward the accomplishment of specific operational goals within specific areas of their job function, with greater relative allocation to currently paid compensation.

Role of Chief Executive Officer. Our CEO provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design and the general guidelines for executive officer compensation. These recommendations are then considered by the Compensation Committee. While the CEO generally attends Compensation Committee meetings, she is not present for the executive sessions or for any discussion of her own compensation.

Overall Compensation Levels. We attempt to target the overall compensation levels for our management, including the named executive officers identified in this proxy statement, at the 75th percentile of our peer group within the banking and thrift industry. Our human resources department participates in, obtains information from, and analyzes the results of salary and benefits surveys conducted annually by various banking and human resource groups. This includes the SNL Executive Compensation Review for Banks and Thrifts, which utilizes information obtained from all public banks and thrifts throughout the United States. We have used this survey for over twelve years. Periodically we use consultants to perform a study of the compensation of our senior management compared to similar companies, as well as to provide general data to assist us with the establishing other levels of compensation. The last such study was undertaken in 2006. Additionally, for the executive positions disclosed in this proxy statement, we compare compensation levels to the following institutions, which we believe are comparable to us in terms of asset size, lines of business, geographic location, and/or competitive need for acquisition and retention of executive talent:

•	Cathy General Bancorp

•	City National Bank

•	CVB financial Corp.

•	Downey Financial Corp.

•	East West Bancorp

•	First Community Bancorp

•	First Republic Bank

•	Pacific Capital Bancorp

•	PFF Bancorp

•	Sterling Financial Corp.

•	SVB Financial

•	UCBH Holdings

•	Umpqua Holding Corp.

•	West America Bancorp

Elements of Compensation. We seek to achieve our compensation objectives through five compensation elements:

•	a base salary;

•	a variable, annual, performance-based bonus;

•	annual grants of long-term, equity-based compensation in the form of stock options;

•	retirement plans and agreements and programs defining when payments are made in connection with termination of employment; and

•	benefits and perquisites.

Allocation among Components. In addition to participation in retirement plans and receiving employee benefits and perquisites, our 2007 target compensation structure provides our management with a base salary, performance-based bonus and equity-based compensation (in the form of stock options), allocated as follows:

	Base Salary	Bonus Target	Equity Target
CEO	50.0%	25.0%	25.0%
COO	52.6%	23.7%	23.7%
EVPs	58.8%	20.6%	20.6%
SVPs	62.3%	18.8%	18.8%

As shown, the most senior levels of management are the most heavily weighted in favor of performance-based compensation, while lower levels of management receive a greater portion of compensation as base salary. This practice is consistent with the practices observed at similar companies, as well as with our compensation philosophy.

Base Salaries. We seek to provide our senior management with base salary at a level that will reflect his or her professional status, experience, responsibilities, value to the Company and demonstrated performance.

The salaries for the named executive officers are determined by the Compensation Committee based on its subjective evaluation of a variety of factors, including:

•	the nature and responsibility of the position;

•	the impact, contribution, expertise and experience of the individual executive;

•	competitive market information regarding salaries to the extent available and relevant;

•	the importance of retaining the individual along with the competitiveness of the market for the individual executive’s talent and services; and

•	the recommendations of the Chief Executive Officer and President (except in the case of her or his own compensation).

Base salaries are designed to provide some certainty in compensation allocation. Due to the significant competition for executive employees in our geographic area — and the high cost of housing in Los Angeles, which makes it difficult to attract qualified candidates from many other areas — we provide a greater allocation of total salary to base salary relative to the other two components (bonus and equity compensation), as these employees have a need for assured cash compensation in order to facilitate an appropriate lifestyle.

With regard to the compensation of Babette Heimbuch, our Chairman and CEO, we also considered our financial results under her leadership, along with Company’s foresight to avoid some of the strategies that caused many real estate lenders to record losses in 2007. The overall compensation of our CEO, before retirement benefits, was established in 2007 based on information obtained from surveys and review of other CEOs’ compensation arrangements at similarly situated institutions. For Ms. Heimbuch, the appropriate level of assured base salary for 2007 was $600,000 and, for 2008, is also $600,000. The process for salary determination for the other named executive officers was conducted in a consistent similar fashion.

Despite the stability of our financial performance throughout Ms. Heimbuch’s tenure as CEO, as well as the challenges we expect to face in our industry (as described in our Annual Report on Form 10-K filed with the SEC on February 29, 2008), the Compensation Committee determined that there would be no increase in base compensation for 2008 due to the loss of stockholder value in 2007.

We followed a similar process for the evaluation of target levels of compensation for our President and COO, James P. Giraldin, as well as the three other named executive officers. As to Mr. Giraldin, we set the overall base salary, before retirement benefits, at $450,000 for 2007. This is within the range of what is suggested by our analyses of comparable positions, and we believe it is appropriate given Mr. Giraldin’s position, his contribution to our financial health, and the leading role played by Mr. Giraldin in the savings and loan industry through his active participation on the boards of the Federal Home Loan Bank, America’s Community Bankers and other industry and community groups in 2007. His base salary was not increased for 2008, which we believe is appropriate given the loss of stockholder value in 2007. In establishing the 2008 target compensation levels for all other named executive officers, following the process described above, adjustments were made to reflect inflation.

Bonuses. The compensation program provides for a bonus that is linked to annual individual and Company performance. The objective of the program is to compensate individuals annually based on the achievement of specific annual goals that the Compensation Committee believes correlate closely with growth of long-term stockholder value.

For 2007 and 2008, the performance goals for our CEO and COO include return on equity, accomplishment of the branch expansion strategy, achievement of goals by such individual’s subordinates, and capital and liquidity management. We selected these goals because they further our strategic plans, which are reviewed in the fourth quarter of each year, and are believed to be in the best interests of stockholders by development of a community bank with consistent profitability. The target goals are linked to operational objectives that we believe to be generally within the executives’ control, but other than for the CEO under the Executive Incentive Bonus Plan (discussed below), the objectives provide some discretion for adjustment based on external factors beyond management’s control, such as federal monetary policies, lending regulations, the unforeseeable and cyclical real estate market, unique events that can have an impact on the financial markets (such as natural disasters) and the condition of the economy in which we conduct our business, including general employment levels, as these factors may affect return on equity, stock appreciation and other target goals. The method of determining base salary and overall targeted compensation is described above. For 2007, the payout percentage to named executive officers was between approximately 0% and 80% of the target award opportunities. The Compensation Committee sets goals intending that the relative difficulty of achieving the target level is consistent from year to year.

Other than eligibility for incentive compensation awarded under the Executive Incentive Bonus Plan described below, our CEO and COO have certain common performance goals for their bonuses, including achievement of a minimum return on equity percentage of 10% (with a target of 15%) and achievement of goals by subordinate officers. Goal achievement can range from 0 – 100%, before any discretionary award by the board is made. Depending on the nature of the goals, the executive’s performance is evaluated on either an achieve/non-achieve standard, or on a percentage of accomplishment, as deemed appropriate by the Compensation Committee.

The remainder of senior management has performance goals that vary based upon the strategic goals for the relevant business unit, which may include operational performance or individual objectives. Specifically, for the Company’s named executive officers (other than the CEO), the specific performance goals in 2007 were:

•

James Giraldin: Mr. Giraldin’s performance goals for fiscal 2007 were both qualitative and quantitative in nature, and included: (i) implementation of branch expansion activities, (ii) a minimum return on equity of 10% (with a target of 15%), (iii) capital and liquidity management and (iv) overall goal achievement by his subordinate officers.

•

David Anderson: Mr. Anderson’s performance goals for fiscal 2007 were qualitative, rather than quantitative, in nature and included: (i) preparation of protocols and processes to deal with loan delinquencies and foreclosures and (ii) analysis and utilization of technology platforms to analyze borrower income levels.

•

Douglas Goddard: Mr. Goddard’s performance goals for fiscal 2007 were qualitative, rather than quantitative, in nature and included: (i) overall management of our balance sheet, including implementing strategies for deployment of capital and reducing funding costs and (ii) project management of our corporate relocation.

•

Shannon Millard: Ms. Millard’s performance goals for fiscal 2007 were quantitative in nature, and included: targets for deposit and fee income growth from our retail branch network. While we will not disclose these targets due to competitive constraints, the targets set forth for Ms. Millard are greater that our historical growth rates, but were achievable with effort.

Funding for the annual incentive program for all officers is determined solely by the board, and our financial performance, including Company profitability and stock performance, are significant factors in determining any bonus award payout. For bonus compensation for 2007, the board determined that no cash bonus award would be payable to our CEO and COO even though they individually achieved certain of their bonus goals. This decision was due primarily to the overall financial performance of the Company, more generally, our industry, and ultimately, the effect our financial performance has had on our stock price during 2007. The board believes that the bonus compensation of the CEO and COO should be closely tied to those factors.

Until recently, we felt that the adverse tax consequences of paying compensation in excess of $1 million was not significant, given that the levels of the most senior officers’ salaries were well below $1 million. As we have grown and the compensation of our CEO has increased, the board concluded that structuring the CEO’s compensation to meet the requirements imposed by federal tax law for deductibility of executive compensation in excess of $1 million was beneficial to us and our stockholders. Accordingly, in 2007, the board and our stockholders approved an executive incentive plan designed to meet those requirements (the “Executive Incentive Bonus Plan”). The Executive Incentive Bonus Plan is intended to qualify as performance-based compensation eligible for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, we reserve the right to use our judgment to make compensation payments that do not comply with the requirements of Section 162(m) if we believe that those payments are in the best interests of the stockholders, given changing business conditions or the executive’s performance.

We award cash bonuses based upon performance objectives. For certain of our key executives whose overall compensation may exceed $1 million, we anticipate that bonuses for 2007 and beyond will be made in accordance with the Executive Incentive Bonus Plan. Currently, only the CEO has been identified as a potential participant in the Executive Incentive Bonus Plan. For all management eligible for bonuses in 2007, and for senior management in 2008 other than the CEO, performance goals may include, but are not necessarily limited to, the performance goals identified in the Executive Incentive Bonus Plan. For 2007, there was no payout made pursuant to the Executive Incentive Bonus Plan.

Generally, the Compensation Committee has discretion to make recommendations to increase the size of any award or payout as to the specific performance goals in cases where unforeseeable circumstances during the year, deemed to be outside of the employee’s control, made achievement of the goal particularly difficult to attain. The Compensation Committee also has the discretion to reduce the size of any award or payout as to any officer. Performance goals may be revised during the year should circumstances warrant such revision.

Under the Executive Incentive Bonus Plan approved by stockholders in 2007, and consistent with Internal Revenue Service rules for deductibility of executive compensation in excess of $1 million, the Compensation Committee has no discretion to revise the performance goals so as to compensate the CEO in the absence of attainment of the previously-established goals. The specific targets for the CEO under the Executive Incentive Bonus Plan were established by the Compensation Committee, and consisted of a predetermined return on equity percentage (as described above) and the average percentage goal achievement of the Company’s executive vice presidents for any payouts under the Executive Incentive Bonus Plan. Although the Executive Incentive Bonus Plan requires that the executive achieve a predetermined target selected by the Compensation Committee before there may be any plan award payout, it also vests the Compensation Committee with full discretion to make a downward adjustment to such award if deemed appropriate, even if the goals are achieved.

Equity Compensation. Since going public in 1983, we have utilized incentive stock options to compensate management employees. This form of equity compensation is commonly used in rewarding and motivating employees in our industry. Our practice for many years has been to determine the dollar amount of equity compensation that we want to provide (in accordance with the overall allocation of target compensation shown above on page 13). Based on this amount, we then grant a number of stock options to acquire shares of our common stock at an exercise price equal to the fair market value closing price on the date of grant, using a Black-Scholes model to determine the current value of such options. Subject to the policy on coordinating grants with the release of material non-public information (as described below), these awards are approved at the first meeting of the Compensation Committee and board each year following the availability of the financial results. These grants were made on January 26, 2007 for the last fiscal year and on January 25, 2008 for the current fiscal year. The schedule for meetings of the Compensation Committee and board is set several months in advance. Although an earnings announcement is typically also made at the time of such meetings in January, the board’s process is to delegate authority to the Compensation Committee to determine the effective date of the awards, which is typically after the dissemination of the earnings release. This process is intended to coordinate grants to executive officers with the release of material non-public information, whether positive or negative, in order to facilitate an exercise price at fair market value which reflects the investing market’s absorption of such information.

Incentive stock options are awarded to officers holding the title of Senior Vice President and higher. The awards are also time-based, as the options generally vest over a six-year period. The current stock option plan under which awards to officers are made was approved by our stockholders in 2004. In establishing award levels, the Compensation Committee does not factor in prior awards that are fully vested.

Severance Benefits. We do not have a policy of providing severance benefits to any employees except as described below under “Change of Control Arrangements.”

Retirement Plans. We do not have a traditional defined benefit pension plan. A former pension plan was terminated and its benefits were disbursed to existing participants. That plan was replaced with a 401(k) plan pursuant to which we match employee contributions in an amount equal to up to 50% of an employee’s contributions (up to six percent of the employee’s compensation, capped at the current maximum set by the Internal Revenue Service) to the plan. The amount that we match to the contributions to the 401(k) plan made by an employee is determined by conducting a compensation analysis through the collection and review of the compensation being paid by peer group institutions. In addition, we have an employee stock ownership plan, which is a profit sharing plan available to all eligible employees (generally, employees who meet the minimum hours of service requirement). Pursuant to this plan, at the end of the fiscal year, our board may authorize a contribution to the ESOP based on our net profits. The ESOP assets consist of common stock of the Company which is allocated to the accounts of participants, and unallocated stock of the Company which will be allocated in future years. Contributions to the 401(k) plan and ESOP are factored into account in the calculation of targeted overall compensation for senior management, as well as for other employees.

We also maintain an unfunded supplemental retirement plan, or SERP, for the current CEO and COO. Pursuant to the SERP, the CEO and COO will receive additional benefits payable upon retirement at age 60 (or reduced levels for early retirement under certain conditions). Additional details regarding the SERP are provided in a table below entitled “2007 Pension Benefits”.

Change in Control Arrangements. We believe that reasonable change of control arrangements for key executives (currently, three executive vice presidents, the COO and the CEO) are in the best interests of stockholders, in order to mitigate any reluctance of those executives to pursue potential change in control transactions that are in the best interests of stockholders, and to retain those executives during a period of possible instability resulting from a change in control. The cash components of any change in control benefits are paid in a lump sum and are based on a multiple of three times base salary (generally defined as the average salary during the previous five years) and bonus. In the event that change of control benefits are triggered, health and other insurance benefits are continued for three years. Terminated employees would be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) plan, ESOP and SERP, although those benefits are not increased or accelerated. We feel that the amount of compensation payable in the event of a change of control is consistent with that offered by similarly situated companies. The ability to offer a change of control arrangement for key executives enables the Company to attract talent for senior positions, and at the same time ensure that executives receive a certain level of compensation in the near future if they are not retained following a change in control.

Because of the tax imposed by Internal Revenue Code Section 280G, we have agreed to reimburse the executive officers for the taxes, if any, imposed as a result of change in control benefits. All change in control benefits are “double trigger” (accelerated vesting is triggered by two events: a change in control plus a triggering termination under the change of control agreement), rather than “single trigger” (automated accelerated vesting upon a change in control). We feel that a “double trigger” change in control is more consistent with the spirit with which such payments are intended.

Under the terms of the equity compensation arrangements applicable to these executive officers, a change of control will also cause all equity compensation to immediately vest.

Based on a hypothetical termination date of December 31, 2007 following a change in control, the termination benefits for our CEO and COO under the change of control agreements would have been as shown below. The payouts to other executives would be calculated in a similar manner, based on their salaries. The amounts earned through the assumed termination date are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment following a change of control.

	CEO	COO
Base Salary	$1,584,936	$1,189,368
Bonus	$1,224,000	$979,482
Healthcare and other Insurance benefits	$14,565	$14,565

TOTAL:	$2,823,501	$2,183,415

For purposes of these benefits, a change in control is generally deemed to occur if (a) a stockholder or group of stockholders acquires beneficial ownership of 15% or more of our common stock (the threshold is 25% for acceleration of stock options under the 1994 Stock Option and Stock Appreciation Rights Plan); or (b) 25% or more of the directors in office were not nominated for initial election to the board of directors by directors who were in office at the time of the current directors’ nomination; or (c) a merger or other transaction occurs in which stockholders prior to the merger do not own at least 50% of the voting power after the transaction; or (d) there is a liquidation or dissolution or the sale of all or substantially all of our assets.

Perquisites and Other Benefits. Senior management does not receive perquisites not given to other officers and employees, and, with the exception of the SERP for the CEO and COO, receive benefits on the same terms as other officers and employees. These benefits include medical and dental insurance, a car allowance, life insurance, and eligibility to participate in the Employee Loan Benefit Program described above.

Board Process. The Compensation Committee reviews all compensation and awards to executive officers, which includes the CEO, COO, executive vice presidents and senior vice presidents. The Compensation Committee makes its recommendation on compensation and awards to the board, which approves all compensation and awards for senior management. In making its recommendations as to the CEO and COO, the Compensation Committee reviews each person’s performance and compensation, has discussions with those individuals, consults with outside consultants where it deems appropriate, and establishes the compensation levels. For other senior officers, the Compensation Committee receives and evaluates the recommendations of the CEO and COO that generally, with occasional adjustments, are approved. The board has delegated option granting authority to the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

OF

FIRSTFED FINANCIAL CORP.

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, the following report of the Compensation Committee of the Board of Directors on executive compensation shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Each of the members of the Compensation Committee is independent as defined under the New York Stock Exchange’s listing standards. Set forth below is the report submitted by Mr. Harding (Chair), Ms. Acevedo and Messrs. Argrett, Rutledge and Soboroff.

Decisions on compensation of the Company’s executives are made by a Compensation Committee composed entirely of nonemployee directors appointed by the Company’s board of directors. The members of the Compensation Committee have the responsibility to oversee the Company’s various compensation plans, including the annual bonus plan, stock option programs, ESOP, 401(k) Plan and annual salary review. The Committee reviews compensation levels of all members of management, including executive officers, evaluates their performance, and considers officer succession and related matters. The Committee reviews with the board all aspects of compensation for officers at the level of senior vice president or above, as well as reviewing bonus compensation for certain vice presidents.

In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed the Company’s Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the fiscal year ended December 31, 2007 with the Company’s management. Based on such review and discussion referred to above, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

The Compensation Committee of the Board of Directors:

Christopher M. Harding (Chair)
Gisselle Acevedo
Brian E. Argrett
William P. Rutledge
Steven L. Soboroff

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($) (4)	Total ($)
Babette E.	2007	$600,000	—	—	$478,493	$0	$1,012,465	$43,271	$2,134,229
Heimbuch, CEO	2006	$556,980			$423,732	$650,000	$741,673	$30,839	$2,403,224
James P. Giraldin,	2007	$450,000			$319,166	$0	$520,915	$40,631	$1,330,712
President/COO	2006	$417,780	—	—	$282,879	$487,500	$457,401	$30,839	$1,676,399
David W.	2007	$300,000			$88,580	$92,400		$38,111	$519,091
Anderson, Chief Credit Officer	2006	$225,000	—	—	$71,333	$78,750	—	$30,839	$405,922
Douglas J.	2007	$318,001			$103,694	$92,400		$38,111	$552,206
Goddard, CFO	2006	$275,004	—	—	$93,272	$96,250	—	$30,839	$495,365
Shannon A.	2007	$384,000	—	—	$126,410	$86,016	—	$38,111	$634,537
Millard, President of Retail Banking	2006	$360,000			$124,317	$115,000		$30,839	$630,156

Footnotes:

(1)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments.” Refer to Note 1, “Summary of Significant Accounting Policies – Stock Option Plans” and Note 14, “Employee Benefit Plans” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 29, 2008 for the relevant assumptions used to determine the valuation of our option awards. There were no forfeitures of stock options by these executives during the 2007 fiscal year.
(2)	All cash incentive plan awards are reported for the fiscal year for which they were earned. These awards are traditionally paid during the first quarter of the following fiscal year.
(3)	Present values calculated as of December 31, 2007 using a 6.25% discount rate; present values calculated as of December 31, 2006 using a 5.75% discount rate.
(4)	Executives do not receive special perquisites or other personal benefits, and operate under the same policies and procedures as other officers and employees. In particular, officers are subject to the same travel and other expense reimbursement policies as other employees and, with the exception of the SERP for the CEO and COO, participate in the same benefit programs as other eligible employees. ESOP contributions for 2007 are estimated and do not reflect pending adjustments not yet made. Under the 401(k) plan, participants are permitted to make contributions on a pre-tax basis up to the IRS limitation, a portion of which is matched by us. For contributions made during 2007, one-half of an employee's contribution (up to six percent of the employee's compensation) will be matched, up to a maximum match of $6,750. Contributions to the 401(k) Plan are not permitted to be invested in our common stock. Officers are eligible to participate in our ESOP and 401(k) savings plan on the same basis as other employees.

2007 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to the awards granted during or for the fiscal year ended December 31, 2007 to each of our executive officers listed in the Summary Compensation Table above.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock & Option Awards(3)

		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	($/Sh)	($)
Babette E. Heimbuch	1/26/07	—	300,000	2,500,000	—	20,000	20,000	$67.26	$506,000
James P. Giraldin	1/26/07	—	202,500	—	—	13,334	13,334	$67.26	$339,350
David W. Anderson	1/26/07	—	115,500	—	—	4,000	4,000	$67.26	$101,200
Douglas J. Goddard	1/26/07	—	115,500	—	—	4,000	4,000	$67.26	$101,200
Shannon A. Millard	1/26/07	—	134,400	—	—	4,000	4,000	$67.26	$101,200

(1)	Options to purchase common stock were granted under the plan, which provides for the granting of options at an exercise price equal to the fair market value of common stock on the grant date. “Fair market value” is defined as the closing price of common stock on the grant date. All options granted become exercisable 20%, 40% and 40% beginning on the second, fourth and sixth anniversary dates of the date of grant, respectively. The exercise price may be paid by delivery of already owned shares, subject to certain conditions. All options were granted for terms of 10 years, subject to earlier termination in certain events related to termination of employment.
(2)	Estimated non-equity incentive plan target awards are for the fiscal year ending December 31, 2008, based on current annual salaries for the named individuals. Target amounts assume achievement of 100% of goals. The CEO's non-equity incentive plan maximum is based upon the Executive Incentive Bonus Plan. Other than under this plan, which currently applies only to the CEO, there are no maximum award amounts, and the Compensation Committee has discretion to recommend a non-equity incentive plan award which is greater than the target award.
(3)	Refer to Note 1, “Summary of Significant Accounting Policies – Stock Option Plans” and Note 14, “Employee Benefit Plans” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 29, 2008 for the relevant assumptions used to determine the valuation of our option awards.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)		Option Expiration Date
Babette E. Heimbuch	3,766	—		$17.25	1/28/2008
	20,150	—		$16.125	1/27/2009
	23,950	—		$13.125	1/26/2010
	11,850	—		$31.4375	1/24/2011
	8,280	—		$26.75	1/24/2012
	8,724 3,000	5,520 5,816	$ $	30.02 43.00	2/26/2013 2/24/2014
	5,400	12,000		$52.47	1/26/2015
	—	21,600		$59.20	2/23/2016
	—	30,000		$67.26	1/26/2017
James P. Giraldin	12,100	—		$17.25	1/28/2008
	12,800	—		$16.125	1/27/2009
	8,000	—		$31.4375	1/24/2011
	5,580	3,720		$26.75	1/24/2012
	5,886	3,924		$30.02	2/26/2013
	2,000	8,000		$43.00	2/24/2014
	3,600	14,400		$52.47	1/26/2015
	—	20,000		$59.20	2/23/2016
	—	13,334		$67.26	1/26/2017
David W.Anderson	1,000	4,000		$52.47	1/26/2015
	—	7,000		$59.20	2/23/2016
	—	4,000		$67.26	1/26/2017
Douglas J. Goddard	5,900	—		$16.125	1/27/2009
	6,775	—		$13.125	1/26/2010
	3,350	—		$31.4375	1/24/2011
	2,400	1,600		$26.75	1/24/2012
	1,959	1,306		$30.02	2/26/2013
	720	2,880		$43.00	2/24/2014
	1,000	4,000		$52.47	1/26/2015
	—	7,000		$59.20	2/23/2016
	—	4,000		$67.26	1/26/2017
Shannon A. Millard	2,360	—		$16.125	1/27/2009
	3,320	—		$13.125	1/26/2010
	4,100	—		$31.4375	1/24/2011
	3,000 3,915	2,000 2,610	$ $	26.75 30.02	1/24/2012 2/26/2013
	720	2,880		$43.00	2/24/2014
	1,400	5,600		$52.47	1/26/2015
	— —	9,000 4,000	$ $	59.20 67.26	2/23/2016 1/26/2017

Options become exercisable in installments as follows: 20% on the second anniversary date of grant, an additional 40% on the fourth anniversary date of grant, and the remaining 40% on the sixth anniversary date of grant. Options expire ten years after the date of grant.

2007 OPTION EXERCISES AND STOCK VESTED

Option Awards
NAME	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Babette E. Heimbuch	27,734	$1,236,812
James P. Giraldin	32,600	$1,697,053
Douglas J. Goddard	6,400	$325,248

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

2007 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Babette E. Heimbuch	Supplemental Executive Retirement Plan	25	$8,320,120	(1)	- 0 -
James P. Giraldin	Supplemental Executive Retirement Plan	15	$3,384,359	(1)	- 0 -

(1)	Present values calculated as of December 31, 2007 using a 6.25% discount rate. The benefits shown above, which is an aggregate number, assume that annual benefits are payable for life beginning at age 60. The accrued benefits shown above are calculated as though the executives terminate their employment at the date shown, and then begin receiving payments for life at age 60. Refer to Note 14, “Employee Benefit Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 29, 2008 for the relevant assumptions used to determine the present value of the benefits under the SERP.

2007 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)		Total ($)
Gisselle Acevedo(4)	$37,367	—	—	—	—		$37,367
Brian E. Argrett	$61,894	$60,534	—	—	—		$122,428
Jesse Casso, Jr.	$63,100	$60,534	—	—	$10,000		$133,634
Christopher M. Harding	$62,100	$60,534	—	—	$12,250	(5)	$134,884
William G. Ouchi	$62,000	$60,534	—	—	$10,000		$132,534
William P. Rutledge	$71,100	$60,534	—	—	—		$131,634
Steven L. Soboroff	$59,000	$60,534	—	—	$10,000		$129,534
John R. Woodhull(6)	$24,733	$60,534	—	—	$8,500		$93,767

1.	Babette E. Heimbuch, our CEO, and James P. Giraldin, our COO and President, both directors of our Company, have been omitted from this table since they are employees and receive no compensation for serving on the board.
2.	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments.” Refer to Note 14, “Employee Benefit Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 29, 2008 for additional information regarding these option awards. The full grant date fair value of the stock option awarded to each nonemployee director, computed in accordance with FAS 123R, is $60,534.
3.	All Other Compensation includes matching charitable contributions made under our director matching contribution program.
4.	Ms. Acevedo joined the board in May 2007.
5.	Mr. Harding’s compensation includes $ 3,750 which is our contribution to a whole life insurance policy premium paid by the Bank. Paid-up additions are utilized for the remainder of the premium cost.
6.	Mr. Woodhull retired from the Board in April 2007, and as a result of such retirement, his shares of restricted stock immediately vested.

Our directors receive compensation for serving on the board of the Bank, and do not receive separate compensation for serving on our board. Officers who are directors receive no compensation for serving on the board. For 2007, outside directors received annual directors’ retainer fees of $40,000 and also received meeting fees for each board meeting attended. Members of board committees also received additional fees for attending committee meetings. Committee Chairs also receive a fee for performing that function.

The First Federal Bank of California 1997 Nonemployee Director Stock Incentive Plan, under which each nonemployee director received an annual grant of nonstatutory stock options to acquire 4,000 shares of common stock, was terminated in April 2006 upon approval by the stockholders of the 2007 Nonemployee Directors Restricted Stock Plan. Under this plan, nonemployee directors receive compensation in the form of shares of restricted common stock equal in value to 150% of the then-current retainer fee. Stock value is calculated at the fair market value of common stock on the date of the grant. During the year ended December 31, 2007, each director received 900 restricted shares of common stock based on a fair market value on the date of grant of $67.26 per share.

EQUITY COMPENSATION PLAN

The following table provides information as of December 31, 2007 with respect to compensation plans (including compensation arrangements) under which equity securities are authorized for issuance. We have no equity compensation plans not approved by security holders.

		Number of securities remaining to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options in column (a)	Number of securities available for future issuance under equity comp. plans (excluding securities reflected in Column (a))
		(#)	($)	(#)
Plan Category		(a)	(b)	(c)
Equity compensation plans approved by security holders	1) Employee	637,787	$44.33	1,765,391
	2) Nonemployee Directors	144,000	$35.31	193,700(1)

Equity compensation plans not approved by security holders		N/A	N/A	N/A

Total		781,787	$42.67	1,959,091

(1)	The Nonemployee Directors Stock Incentive Plan terminated in 2006 upon approval by stockholders of the 2007 Nonemployee Directors Restricted Stock Plan. This restricted stock plan reserves 200,000 shares for issuance; 6,300 shares were awarded during 2007 under the restricted stock plan.

AUDIT COMMITTEE REPORT

The information in the Report of the Audit Committee is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. Such information is only incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references such information.

The board has appointed an Audit Committee consisting of the undersigned directors. Each of the members of the Audit Committee is independent as defined under the New York Stock Exchange’s listing standards and under the Securities Exchange Act of 1934. The board has adopted and the Audit Committee operates under a written charter with respect to its roles and responsibilities.

Among other things, the Audit Committee has the delegated authority to provide independent, objective oversight of the Company’s internal and independent auditors and matters relating to accounting, financial reporting, internal controls and auditing. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee periodically reviews the Company’s internal auditing, accounting and financial controls and policies governing compliance with laws, regulations, rules of ethics and conflicts of interest.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed audited financial statements for the fiscal year ended December 31, 2007 with the Company’s management and Grant Thornton LLP, independent auditors. The Audit Committee also discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of Grant Thornton LLP with that firm.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board that, and the board approved, the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has appointed, and the board has ratified and recommended for stockholder ratification, Grant Thornton LLP as the Company’s independent auditors for fiscal year 2008.

Respectfully Submitted,

THE AUDIT COMMITTEE

William P. Rutledge (Chair)
Brian E. Argrett
Jesse Casso, Jr.
William G. Ouchi

INDEPENDENT PUBLIC ACCOUNTANTS

Information Regarding Our Independent Auditors

The Audit Committee has appointed Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2008.

Independent Auditors' Fees

The following table sets forth the aggregate fees billed or estimated to be billed for services rendered to us for the fiscal years ended December 31, 2007 and December 31, 2006 by Grant Thornton LLP.

	2007		2006
Audit Fees (1):		$673,844		$628,811
Audit-Related Fees (2):	$	- 0 -	$	- 0 -
Tax Fees (3):	$	- 0 -	$	- 0 -
All Other Fees (4):	$	- 0 -	$	- 0 -
Total Fees:		$673,844		$628,811

(1)	Audit fees represent aggregate fees charged for annual audits and quarterly reviews. Audit fees in 2007 and 2006 also include audit services related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-related fees consist of aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as Audit fees.
(3)	Tax fees consist of aggregate fees charged for professional services for tax compliance, tax advice, and tax planning.
(4)	All other fees represent aggregate fees charged for products and services other than those services previously reported.

Grant Thornton has not been approved by the Audit Committee to perform any non-audit services during fiscal 2008.

Audit Committee Preapproval Policy

All services to be performed for us by Grant Thornton must be preapproved by the Audit Committee or a designated member of the Audit Committee as provided in the Committee’s written policies for pre-approval.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Grant Thornton LLP as our independent auditors for 2008. This appointment was ratified by our board on January 25, 2008. Our stockholders are requested to ratify this appointment. A representative of Grant Thornton LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT AUDITORS FOR 2008.

SECTION 16 (a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 (a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of our stock to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish us with copies of all Section 16 (a) forms they file.

Based solely on our review of the copies of such forms furnished to us and written representations from the executive officers and directors, we believe that all section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent (10%) beneficial owners were satisfied.

AVAILABILITY OF INFORMATION

Stockholders may access our corporate governance principles, the current charters for the Audit, Compensation and Governance & Nominating Committees, and our code of ethical conduct in the About Us - Corporate Governance section of our website at www.firstfedca.com. Any stockholder wishing a written copy of any of these documents may obtain one at no charge by written request to our Corporate Secretary at our corporate headquarters.

STOCKHOLDER PROPOSALS

Any stockholder wishing to have a proposal considered for inclusion in our 2009 proxy solicitation materials must set forth such proposal in writing and file it with our Secretary on or before November 14, 2008. Such proposals must comply in all respects with the rules and regulations of the SEC. Stockholder proposals not included in our 2009 proxy solicitation materials must, in order to be considered at the 2009 annual meeting, be submitted in writing to our Corporate Secretary by no earlier than January 23, 2009 nor later than February 22, 2009.

Our board of directors will review any stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2009 proxy solicitation materials for consideration at the 2009 annual meeting.

ANNUAL REPORT

UPON WRITTEN REQUEST OF ANY STOCKHOLDER SOLICITED HEREBY, WE WILL PROVIDE FREE OF CHARGE A COPY OF OUR 2007 ANNUAL REPORT ON FORM 10-K WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO CORPORATE SECRETARY, FIRSTFED FINANCIAL CORP., 12555 WEST JEFFERSON BOULEVARD, LOS ANGELES, CALIFORNIA 90066.

We make available free of charge our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing on or through our website at www.firstfedca.com.

By Order of the Board of Directors

Gregg D. Josephson, Corporate Secretary

Appendix A

FirstFed Financial Corp.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.	Committee Purpose

The Audit Committee (“Committee”) is appointed by the Board of Directors to assist the Board in fulfilling its fiduciary and oversight responsibilities by monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's internal audit function and independent auditors, (4) the Company’s systems of disclosure controls and procedures and internal controls over financial reporting, and (5) the compliance by the Company with legal and regulatory requirements.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the outside auditors as well as anyone in the organization. The Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.	Membership, Organization, Meetings and Reporting

A.	The Audit Committee shall consist of at least three members who meet the requirements of the New York Stock Exchange regarding independence and financial knowledge as affirmatively determined by the Board of Directors and at least one “audit committee financial expert” in compliance with the criteria established by the Securities and Exchange Commission.

B.	The members of the Committee shall be appointed by the Board of Directors on the recommendation of the Governance & Nominating Committee for a term of one year at the annual organizational meeting. The Committee will designate a chairman from its membership to preside over meetings.

C.	The Committee will establish its meeting schedule, including executive sessions with management, the Risk Officer & Chief Auditor and the outside auditors, and shall meet at least quarterly.

D.	The Committee will report, through its Chairman, its work and findings to the Board of Directors at its next regularly scheduled meeting following the Committee meeting, including any recommendations for Board actions when appropriate.

III.	Responsibilities and Duties

The Company’s management is responsible for preparing the Company’s financial statements and the outside auditors are responsible for auditing the financial statements. The Committee’s role is one of oversight and it does not provide any expert assurance or certification as to the Company’s financial statements or the work of the outside auditors or that of the internal auditors. The outside auditors and Risk Officer & Chief Auditor are, however, ultimately accountable to the Committee and the Board of Directors.

A.	The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification), and shall approve all audit engagement fees and terms and all significant non-audit engagements with the independent auditors. The Audit Committee shall consult with management but shall not delegate these responsibilities. The independent auditor will report directly to the Committee and the Committee will oversee the resolution of any disagreements between management and the independent auditor.

B.	The Committee, based on its reviews and discussions, will make a recommendation to the Board of Directors as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K.

•

The Committee will review and discuss with management and the outside auditors the audited financial statements and Forms 10-K and 10-Q, including disclosures made in “Management's Discussion and Analysis of Financial Condition and Results of Operations” and any material written communications between the independent auditor and management, including the management letter and schedule of unadjusted differences.

A - 1

•	The Committee will discuss with the outside auditors the matters required to be discussed by the Statement of Auditing Standards No. 61.

•	Annually, the Committee will request disclosures from the outside auditors regarding the outside auditors’ independence as required by the Independence Standards Board No. 1.

C.	The Committee will prepare a report to stockholders in accordance with the requirements of the Securities and Exchange Commission to be included in the annual proxy statement.

D.	The Committee will discuss at least in general terms the Company’s quarterly earnings press releases, including the type and presentation of information, and the financial information and earnings guidance provided to analysts and ratings agencies.

E.	The Committee will set policies for the Company when hiring employees or former employees of the independent auditor, in compliance with governing laws and regulations.

F.	The Committee, in consultation with management, the outside auditors and the internal auditors, will discuss the adequacy of the Company’s internal controls over its financial reporting processes and compliance with designated laws in accordance with the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA). The Committee will review any disclosures from the Company’s CEO or CFO made in connection with his/her certification of the Company’s quarterly and annual reports.

G.	The Committee will discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any complaints or published reports which raise material issues regarding the Company's financial statements, accounting policies, internal accounting controls or auditing matters. The Committee will establish procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

H.	The Committee will review the appointment, performance, and replacement of the Risk Officer & Chief Auditor.

I.	The Committee will review significant reports prepared by the Risk Officer & Chief Auditor together with management’s responses.

J.	The Committee will discuss policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to control them.

K.	Annually, the Committee will review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

L.	Annually, the Committee will receive and discuss a report from the independent auditor regarding (1) the firm’s internal quality-control procedures and (2) any material issues raised by the most recent quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting independent audits carried out by the firm, and any steps taken to deal with such issues.

M.	Annually, the Committee will review and reassess the adequacy of the Charter and submit it to the Board for approval. The Committee will include a copy of the Charter as an appendix to the Company’s proxy statements at least every three years, as required by the Securities and Exchange Commission regulations.

The Committee shall annually review its performance.

A - 2

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	FIRSTFED FINANCIAL CORP.

Proxy for Annual Meeting—April 30, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Babette E. Heimbuch and James P. Giraldin, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote as designated herein all shares of Common Stock of FirstFed Financial Corp. held of record by the undersigned as of March 5, 2008, at the annual meeting of stockholders to be held on April 30, 2008, or any adjournment or postponement thereof. A vote FOR nominees Argrett, Ouchi and Rutledge, and FOR Proposals 2 and 3 is recommended by the Board of Directors.

			For	With- hold	For All Except
		1. ELECTION OF DIRECTORS (except as marked to the contrary below): Terms as Directors expiring 2011:	☐	☐	☐
Brian E. Argrett, William G. Ouchi and William P. Rutledge
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
			For	Against	Abstain
		2. Ratification of Grant Thornton LLP as the Company’s independent auditors for 2008.	☐	☐	☐
3. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 and 3.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.	Date

____________Stockholder sign above_______ Co-holder (if any) sign above__________

+	+

¿ Detach above card mark, sign, date and mail using the enclosed envelope provided. ¿

FIRSTFED FINANCIAL CORP.

12555 West Jefferson Blvd., Los Angeles, CA 90066

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.